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                                                                 Exhibit (m)(12)

                                ING MUTUAL FUNDS
                            FORM OF DISTRIBUTION PLAN

                                 CLASS A SHARES

         This Plan (the "Plan") constitutes the distribution Plan for the Class A shares of the portfolio series listed on Schedule A attached (each a "Fund" and collectively the "Funds") of ING Mutual Funds, a Delaware business trust (the "Trust"), adopted pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act") and the related agreement between the Trust and ING Funds Distributor, Inc. (the "Distributor"). During the effective term of this Plan, the Fund may incur expenses primarily intended to result in the sale of its Class A shares upon the terms and conditions hereinafter set forth:

         SECTION 1. The Funds shall pay the Distributor a monthly fee at the annual rate of 0.10% of the average net asset value of the Class A shares of the Funds, as determined at the close of each business day during the month (the "Monthly Limitation"), to compensate the Distributor for services provided and expenses incurred by it in connection with the offering of the Funds' Class A shares, which may include, without limitation, (i) the payment by the Distributor to securities dealers (which may include the Distributor itself) and other financial institutions and organizations of commissions on the sale of Class A shares as set forth in the then current Prospectus or Statement of Additional Information of the Funds; (ii) paying compensation to and expenses of personnel of the Distributor who support distribution of Class A shares; (iii) paying of or reimbursing the Distributor for interest and other borrowing costs on its unreimbursed Carry Forward Expenses (as hereinafter defined) at the rate paid by the Distributor; and (iv) other direct distribution costs of the type approved by the Board of Trustees, including without limitation the costs of sales literature, advertising and prospectuses, (other than those furnished to current shareholders) and state "blue sky" registration expenses. Such fees shall be payable for each month within 15 days after the close of such month. The Distributor's costs of providing the above mentioned services are hereinafter collectively referred to as "Distribution Costs". Carry Forward Expenses are Distribution Costs that are not paid in the fiscal month in which they arise because they exceed the Monthly limitation. A majority of the Qualified Trustees, may, from time to time, reduce the amount of such payments, or may suspend the operation of the plan for such period or periods of time as they may determine.

         SECTION 2. This Plan shall not take effect with respect to a Fund until: (a) it, together with any related agreements, has been approved by a vote of a majority of the outstanding Class A shares of such Fund; (b) it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) of both (i) the Trustees of the Trust, and (ii) the Qualified Trustees of the Trust, cast in person at a meeting called for the purpose of voting on this Plan or such agreement; and (c) the Fund has received the proceeds of the initial public offering of its Class A shares.


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         SECTION 3. This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in
Section 2(b).

         SECTION 4. The Distributor shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         SECTION 5. This Plan may be terminated with respect to a Fund at any time by vote of a majority of the Qualified Trustees or by vote of the majority of the outstanding Class A shares of such Fund. In the event of such termination, the Board and its Qualified Trustees shall determine whether the Distributor is entitled to payment from the Fund of all Carry Forward Expenses and related costs properly incurred in respect of Shares sold prior to the effective date of such termination, and whether the Fund shall continue to make payment to the Distributor in the amount the Distributor is entitled to retain under Section 1 hereof, until such time as the Distributor has been reimbursed for all such amounts by the Fund and by retaining contingent deferred sales charge ("CDSC") payments.

         SECTION 6. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide: (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding Class A shares of the Fund, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

         SECTION 7. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 1 hereof without the approval of a majority of the outstanding Class A shares of the Fund and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 2(b).

         SECTION 8. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the term "majority of the outstanding Class A shares of the Fund" means the affirmative vote, at a duly called and held meeting of shareholders of the Fund, (i) of the holders of 67% or more of the Class A shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding Class A shares of the Fund entitled to vote at such meeting are present (in person or by proxy), or (ii) of the holders of more than 50% of the outstanding Class A shares of the Fund entitled to vote at such meeting, whichever is less, and (c) the terms "assignment" and "interested person" shall have the respective meanings specified in the Act and the


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rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         SECTION 9. So long as the Plan is in effect, the selection and nomination of the Trust's Qualified Trustees shall be committed to the discretion of such Qualified Trustees. This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust, on behalf of the Funds, and the Distributor as evidenced by their execution hereof.

         SECTION 10. The Funds shall preserve copies of this plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.


Last Approved:  August 20, 2002


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                                   SCHEDULE A


Name of Fund                                Date of Approval
--------------                              -----------------

ING Global Real Estate Fund                 August 20, 2002
ING Global Technology Fund                  August 20, 2002


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